Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

Houston | London | Los Angeles | New York | Northern Virginia | Orange County | Sacramento | San Diego | San Diego North County | San Francisco | Shanghai | Silicon Valley | Tokyo | Washington, DC

September 21, 2011

Opexa Therapeutics, Inc.
2635 Technology Forest Blvd.
The Woodlands, Texas  77381

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Opexa Therapeutics, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of an aggregate of 3,600,000 shares of the Company's Common Stock, par value $.01 per share (the “Shares”), issuable pursuant to the Company’s 2010 Stock Incentive Plan and 2004 Compensatory Stock Option Plan (collectively, the “Plans”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plans, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the Business Organizations Code of the State of Texas, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP